Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan and the Forward Air Corporation Amended and Restated Non-Employee Director Stock Plan of our reports dated February 19, 2016, with respect to the consolidated financial statements and schedule of Forward Air Corporation and the effectiveness of internal control over financial reporting of Forward Air Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee
May 10, 2016